Exhibit 99.1

Eastside Reports Record First Quarter 2019 Financial Results and Announces Management Transition

Q1 2019 Gross Sales increase 161% as Redneck Riviera Whiskey case volume,
Craft Canning + Bottling volume and Pacific NW sales drive growth

Grover Wickersham announces transition to Executive Chairman, stepping down from his dual role as Chairman and Chief Executive Officer

PORTLAND, Ore., May 13, 2019 – Eastside Distilling, Inc. (NASDAQ: EAST) reported first quarter 2019 financial results for the period ended March 31, 2019.

Financial Highlights:

●	Gross sales for Q1 2019 were $3,685,700, an increase of 161% compared to $1,413,182 in Q1 2018, led by the continued organic growth of Redneck Riviera Whiskey (“RRW”), sales from the Company’s co-packing and wine canning operations including the recent acquisition of Craft Canning + Bottling (CC+B), and organic growth in Oregon and the Pacific Northwest.

●	Branded product shipments increased 76% to 12,091 cases in Q1 2019 compared to 6,877 in the year ago quarter.

●	Q1 2019 9L case shipments of Redneck Riviera Whiskey were approximately 6,300.

●	Total shipments, including the branded products and co-packed products (spirits, wine and beer) increased to 270,447 cases. This included 12,091 for branded products, 18,411 for non-CC+B co-packing, and 239,945 cases for CC+B co-packing during Q1 2019, compared to 8,305 cases in Q1 2018 (6,877 for branded products and 1,428 for co-packing).

●	Net loss for Q1 2019 was $(2,943,439) compared to $(1,319,117) in Q1 2018.

●	Adjusted EBITDA (see attached table) during Q1 2019 was $(2,129,283), which compared to $(780,357) in Q1 2018 as the Company continued to invest in key areas, including the Redneck Riviera Whiskey via marketing and sales spending. EBITDA in the period was also impacted by approximately $500,000 in one-time, non-recurring items.

Recent Operational Highlights:

●	Acquired Craft Canning + Bottling in January 2019, a leading provider of mobile canning and bottling services in Oregon, Washington and Colorado. This is a transformative acquisition with a high growth co-packing business and materially increases efficiencies in production of the Company’s proprietary products.

●	Entered into the fast growing Ready-to-Drink (RTD) market with the introduction of the Portland Mule RTD Cocktail, Eastside’s first branded RTD.

●	Announced Eastside’s Sandstrom-branded entry into the rapidly growing CBD market with Outlandish non-alcoholic CBD Beverage, targeting Oregon in Q2 2019.

●	Redneck Riviera Whiskey expanded distribution and is now distributed in 46 states, though 9 different tier-one distributors.

●	Launched the first Redneck Riviera product line extension with the introduction of the “Granny Rich Reserve,” as well as the introduction of the 1.75 liter (half-gallon) Redneck Riviera Whiskey bottle.

●	Redneck Riviera Whiskey continued strong adoption amongst key retailers, including recent authorizations and launches at Kroger, Fred Meyer, QFC, Albertson, VONS, Pavilions, Safeway, Walmart, Winn-Dixie, Jewel-Osco, Binny’s, Meijers, WinCo, and others.

●	Leveraged strong distribution platform with the initial launch of Burnside Bourbon into California as the Company expands beyond its Northwest roots with the lineup.

●	Eastside’s subsidiary, Big Bottom Distilling, was named Whiskey Distillery of the Year at the 2019 Berlin International Spirits Competition and received the prestigious double gold medal for its Delta Rye Whiskey in both Berlin as well as the San Francisco World Spirits Competition.

Executive Management Transition

Effective May 10, 2019, Grover Wickersham announced his transition to Executive Chairman, stepping down from his dual role as Chairman and Chief Executive Officer. The Company’s Chief Financial officer, Steve Shum has been given the additional title of Interim Chief Executive Officer. The Company has commenced a search for a spirits industry veteran. Wickersham’s transition follows the recent appointment of 25-year spirits industry veteran Robert Manfredonia as Eastside’s President in December 2018. Steve Shum will also maintain his current role as Chief Financial Officer and expects to work closely with Robert Manfredonia with respect to managing daily operations, as well as working closely with the board of directors and Grover Wickersham.

Since 2016, Wickersham has helped to transition Eastside Distilling to one of the leading craft spirits companies in the United States. During the last two years, Eastside has rebranded its product portfolio lead by Sandstrom Partners, significantly expanded its production capacity through the acquisition of Motherlode and Craft Canning + Bottling, launched the highly successful Redneck Riviera Whiskey, and expanded into the high growth Ready-to-Drink and CBD markets. Since 2016, revenues have increased from $3.1 million for the year 2016 to $3.7 million in the just completed first quarter.

CBD Launch in Oregon

Eastside recently established its subsidiary, Outlandish Beverages, LLC, targeting Oregon with a planned new product line for the cannabidiol (CBD) beverage market in coming weeks of Q2. The full line of Outlandish CBD beverages, the first of which is a non-alcoholic seltzer, will initially only be available in the state of Oregon which legalized CBD in 2014. The Company believes that Outlandish will be the first CBD beverage produced in a 187 ml slim line can. The product concept is designed for distribution to places having on premises alcohol consumption or off premises sale of alcoholic beverages.

The Outlandish lineup of ready-to-drink (RTD) cans will initially include three products: a seltzer-based, a ginger-based, and a quinine-based tonic. Further line extensions are planned. Outlandish beverages, formulated by Eastside’s award-winning master distiller, Mel Heim, will include milligrams of CBD. Outlandish CBD beverages can be used as a component in uniquely designed drinks limited only by imagination or consumed entirely on their own. Outlandish LLC makes no claims to health benefits of CBD. We encourage all our customers to do research of their own.

Management Commentary

Grover Wickersham, Executive Chairman of Eastside Distilling, commented, “During the first quarter of 2019 we increased our revenues 161% versus last year, boosted by our acquisition of Craft Canning + Bottling, which is well on the way to being successfully integrated. I fully expect we will see increased manufacturing efficiencies, a corresponding benefit to COGs in Q2 and Q3 and continued co-packing sales momentum. We also accelerated authorizations of Redneck Riviera Whiskey into some of the country’s largest retailers, maintained 50% organic growth in Oregon of our branded products, and expanded our operations into high growth categories such as RTD cocktails and CBD beverages.”

Robert Manfredonia, President of Eastside Distilling, commented, “We started off 2019 with a very strong start for our Redneck Riviera Whiskey. The addition of new product extensions, including the 1.75 liter bottles and Granny Rich Reserve, and authorizations by a number of tier one retailers, including Walmart, Albertson’s, Safeway, and Kroger, helped us drive over 6,300 cases during the seasonally slow first quarter. Looking forward, we are scheduled to release a Redneck Riviera RTD mid-year, which should drive continued growth in the brand and are set to receive a number of new authorizations later this month for the annual June resets. Historically, the grocery sector takes a minimum of three to four years for brand entry based upon development, however, Redneck Riviera has entered the grocery sector in less than a year, reflecting tremendous retail confidence in the brand as a whole.”

Steve Shum, Interim Chief Executive Officer and Chief Financial Officer of Eastside Distilling, added, “Eastside Distilling is in a strong position to build upon the significant investments and strategic initiatives over the last three years. The integration of our newly acquired Craft Canning + Bottling operations has exceeded our original expectations, contributing more than $1.4 million of revenue in the first quarter. The platform we have now created at Eastside allows for us to quickly move product from concept to store shelves and into customers hands in an expedited format. We look forward to leveraging this platform and drive improved efficiencies in the quarters and years to come.”

Q1 2019 Financial Results

For the quarter ended March 31, 2019, Eastside Distilling reported record gross sales of $3,685,700, an increase of 161% compared to $1,413,182 in Q1 2018. Wholesale sales ($1,467,189; +94%) benefited from the rapid launch of the new Redneck Riviera Whiskey product as well as continued strong sales traction within the Pacific Northwest. The Company’s co-packing business ($1,993,591; +467%) experienced increased activity from its canning capabilities and the recent acquisition of CC+B, as well as bulk spirit sales during the period. Lastly, the Company’s retail operations ($224,921; -26%) decreased due to continued special event and retail store rationalizations.

Gross profit margins (as a percent of Net Sales) were 34% during Q1 2019 compared to 49% during Q1 2018. Gross profit margin change was primarily due to a change in product and business mix, higher raw material costs on certain products in the period, and higher facilities costs. The Company expects gross profit margins to improve in the future as we generate higher volumes and improve the production efficiencies in our larger facilities.

Advertising, promotional and selling expenses for Q1 2019 increased to $1,333,275, or approximately 107.4%, from $642,977 Q1 2018. This increase is primarily due to our efforts to target national markets, particularly with the newer Redneck Riviera product, as well as to accelerate sales of Burnside Bourbon and other proprietary products in the Pacific Northwest. General and administrative expenses for the quarter ended March 31, 2019 increased to $2,677,755, or approximately 121%, from $1,212,512 in Q1 2018. This increase was directly impacted by increased headcount (and the associated compensation and benefits), higher depreciation and amortization related to production, and significant one-time costs that occurred in the period, part of which was related to the acquisition of CC+B. Other expense, net was $107,410 for Q1 2019, compared to $56,438 during Q1 2018, an increase of 90.3%, due to the higher notes payable balance in 2019.

Adjusted EBITDA during Q1 2019 was $(2,129,283), which compared to $(780,357) in Q1 2018. The Q1 2019 EBITDA was impacted by the one-time costs in the period.

Net loss attributable to common shareholders was $2,943,439 as compared to a loss of $1,318,524 during Q1 2018.

The company ended the quarter with $4.2 million in cash with a positive working capital of $15.2 million. As a result of strong sales activity right at quarter end, the company also ended with nearly $2 million in accounts receivables, substantially all of which is expected to be collected within 30 to 45 days. In addition, the company ended with inventories of $11.6 million (at cost) consisting primarily of barrels of light whiskey, bourbon whiskey and rye whiskey stored in third party warehouses. The Company had approximately $6.5 million in long-term debt.

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA. Management believes this non-GAAP measure provides useful information about the Company’s operating results.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock based compensation and the newly implemented lease accounting. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Conference Call

The Company will hold a conference call today to discuss these results.

Date and Time: 11:30am ET (8:30am PT) on Monday, May 13, 2019

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10131481. A webcast replay will be available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/ for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon since 2008. The Company is distinguished by its highly decorated product lineup that includes Redneck Riviera Whiskey, Burnside Bourbon, West End American Whiskey, Goose Hollow Reserve, Below Deck Rums, Portland Potato Vodka, Hue-Hue Coffee Rum and a distinctive line of fruit infused spirits. Eastside Distilling is majority owner of Big Bottom Distilling (makers of The Ninety One Gin, Navy Strength Gin and Delta Rye whiskey) and the Redneck Riviera Whiskey Co. All Eastside, Big Bottom and Redneck Riviera spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Bottling + Canning subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. The Company also owns Outlandish LLC, an Oregon LLC for making and selling products that do not contain alcohol but include ingredients such as CBD. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to release of new products and entering into RTD and CBD markets, growth prospects, receipt of future authorizations or anticipated revenues, our expected success in integrating acquired entities and assets, including expected co-packing sales momentum and production efficiencies associated with the acquisition of CC+B, and our strategic focus, product verticals, and expected financial performance and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:	Investor Relations Contact:
Eastside Distilling	Lytham Partners, LLC
Steve Shum, CFO	Robert Blum
(971) 888-4264	(602) 889-9700
inquiries@eastsidedistilling.com	east@lythampartners.com

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on or before May 15, 2019 on Form 10-Q for the period ended March 31, 2019, and which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com.

Eastside Distilling, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31, 2019 and 2018

	Three Months Ended
	March 31, 2019	March 31, 2018
Sales	$3,685,700	$1,413,182
Less excise taxes, customer programs and incentives	189,401	192,849
Net sales	3,496,299	1,220,333
Cost of sales	2,321,298	627,523
Gross profit	1,175,001	592,810
Operating expenses:
Advertising, promotional and selling expenses	1,333,275	642,977
General and administrative expenses	2,677,755	1,212,512
Loss on disposal of property and equipment	-	-
Total operating expenses	4,011,030	1,855,489
Loss from operations	(2,836,029)	(1,262,679)
Other income (expense), net
Interest expense	(107,410)	(56,638)
Other income (expense)	-	200
Total other expense, net	(107,410)	(56,438)
Loss before income taxes	(2,943,439)	(1,319,117)
Provision for income taxes	-	-
Net loss	(2,943,439)	(1,319,117)

Dividends on convertible preferred stock	-	-
Income (loss) attributable to noncontrolling interests	-	593

Net loss attributable to Eastside Distilling, Inc. common shareholders	$(2,943,439)	$(1,318,524)

Basic and diluted net loss per common share	$(0.32)	$(0.27)

Basic and diluted weighted average common shares outstanding	9,099,382	4,920,534

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2019 and December 31, 2018

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash	$4,180,799	$10,642,877
Trade receivables	1,867,871	1,064,078
Inventories	11,565,655	11,017,459
Prepaid expenses and current assets	1,460,879	765,146
Total current assets	19,075,204	23,489,560
Property and equipment, net	4,804,585	1,758,130
Right of use asset	1,180,632	-
Intangible assets, net	3,065,039	285,676
Goodwill	28,182	28,182
Other assets	985,685	796,260
Total Assets	$29,139,327	$26,357,808

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,062,039	$1,984,690
Accrued liabilities	507,470	386,166
Deferred revenue	97,345	1,728
Current portion of notes payable	580,647	-
Current portion of lease liability	662,700
Total current liabilities	3,910,201	2,372,584
Lease Liability - less current portion	712,743	-
Secured trade credit facility, net of debt issuance costs	2,940,971	2,934,106
Notes payable - less current portion and debt discount	3,615,306	2,300,000
Total liabilities	11,179,221	7,606,690

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.0001 par value; 15,000,000 shares authorized; 9,110,635 and 8,764,085 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	911	876
Additional paid-in capital	48,228,617	45,888,872
Stock payable	-	-
Accumulated deficit	(30,269,422)	(27,138,630)
Total Eastside Distilling, Inc. Stockholders’ Equity	17,960,106	18,751,118
Noncontrolling interests	-	-
Total Stockholders’ Equity	17,960,106	18,751,118
Total Liabilities and Stockholders’ Equity	$29,139,327	$26,357,808

	Three Months Ended
	March 31
	2019	2018

Net Loss	$(2,943,439)	$(1,318,524)
Add:
Interest Expense	107,410	56,638
Lease Expense	124,270	-
Stock-based compensation	191,856	276,068
Stock issued for services	53,920	125,028
Depreciation and amortization	336,700	67,836

Adjusted EBITDA	$(2,129,283)	$(792,954)